Exhibit 99.1
Dollar Tree, Inc. Introduces Chesapeake Media Group, Its Retail Media Network, Connecting Brands with Shoppers in Real Time

~ Family Dollar Brand Announces Partnerships with Swiftly® and Aki Technologies ~

CHESAPEAKE, Va.--April 15, 2021--Dollar Tree, Inc. (NASDAQ: DLTR) today introduced its new retail media network, Chesapeake Media Group, an innovative platform for brands to engage with their customers in a personalized and ultra-targeted digital experience like never before. The key benefit, backed by insight and analytics, offers brands the ability to instantly connect with shoppers, contributing to purchase decisions in real time.

The Company’s Family Dollar brand also announced its partnerships with Swiftly and Aki Technologies to support the new digital platform, which offers consumer packaged goods (CPG) Brand partners with fully-managed services through ad placements on the refreshed Family Dollar mobile app and FamilyDollar.com.

“Brands will be able to directly reach millions of families across America through a variety of digital options made possible through our newly-formed retail media network, Chesapeake Media Group, powered by Swiftly and Aki,” stated Richard McNeely, Enterprise Chief Merchandising Officer. “We are excited to provide our CPG Brand partners with an efficient, one-stop-shop to instantly engage with their customers through an innovative, tailored approach.”

“We are excited that our technology platform is helping to power Chesapeake Media Group, enabling Family Dollar to create new and meaningful ways to connect leading brands with millions of shoppers across its nearly 7,900 stores and digital properties to drive measurable sales results both in-store and online," said Sean Turner, co-founder and CTO of Swiftly Systems. "The launch of Chesapeake Media Group is a great example of a brick and mortar retailer leveraging their own retail media network to unlock new forms of digital ad revenue to drive sales."

“Family Dollar stands out among retailers for its deep commitment to suppliers and customers – resulting in tremendous growth in 2020,” said Scott Swanson, Aki Technologies CEO. “They clearly understand the challenges that marketers face in today’s landscape – that it takes exceptional, personalized advertising to cut through the noise and activate consumers. We could not be more excited to empower their suppliers with our unique approach to personalized advertising."

With approximately 14 million users registered in the Family Dollar Smart Coupons® program, nearly 7,900 Family Dollar stores across the U.S. and plans to open hundreds of new stores annually, the Company is focused on leveraging its assets to deliver great values for shoppers. In a fast-growing, multi-billion dollar CPG engagement space, Chesapeake Media Group will offer a unique experience for CPG Brand partners to leverage dynamic ad placements, targeted content, sponsored searches, and product recommendations.

As part of this offering, the Chesapeake Media Group provides full-funnel solutions and closed-loop reporting. Key strategies include promoted items, category takeovers, brand experiences, premium advertisements and coupon placements, personalized videos, static interstitial advertisements, expandable rich media and standard banners, along with analytics that optimize performance to maximize results.

Since the Chesapeake Media Group’s recent launch, the Company has already begun to create meaningful ways of connecting its broad customer base with key CPG Brand partners who have initiated their campaigns.

“As a growth company, we are focused on continuing to advance and evolve our offerings in order to deliver long-term value to all of our stakeholders, including customers, suppliers, associates, and shareholders,” added Mr. McNeely.

For more information about the Chesapeake Media Group, visit www.ChesapeakeMediaGroup.com.

About Dollar Tree, Inc.
Dollar Tree, a Fortune 200 Company, operated 15,685 stores across 48 states and five Canadian provinces as of January 30, 2021. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com or www.FamilyDollar.com.

About Swiftly Solutions
The Swiftly® digital platform empowers retailers to grow sales and build loyalty, while enabling brands to reach more shoppers through retail media networks. Swiftly’s technology harnesses the power of AI to help retailers build strong digital relationships with customers and deliver amazing sales results. Swiftly-powered Retail Media Networks enable America's leading brands to influence consumers across their shopping journey and provide the closed loop reporting that drives high-performing advertising campaigns. To learn more about Swiftly, our Retailer and Brand solutions, and how we are redefining Retail Media, visit www.swiftly.com.

About Aki Technologies
Aki Technologies empowers brands and retailers to reach consumers by targeting pivotal moments in the shopper journey with personalized advertising. With four personalization patents, Aki's award-winning technology dynamically tailors ads in the moment based on region, weather, buying preferences, and other historical and present factors. This ensures a more relevant ad experience that drives stronger campaign results. To learn how Aki's personalized mobile, CTV, desktop and DOOH campaigns can help you reach your marketing goals, visit www.a.ki.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as: “believe”, “anticipate”, “expect”, “intend”, “plan”, “view”, “target” or “estimate”, “may”, “will”, “should”, “predict”, “possible”, “potential”, “continue”, “strategy”, and similar expressions. For example, our forward-looking statements include statements regarding the expected capabilities, benefits and advantages of our new retail media network and its potential effects on sales; our plans regarding new store openings; and our other plans, objectives, expectations (financial and otherwise) and intentions. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 16, 2021, our Form 10-Q for the most recently ended fiscal quarter and other filings we make from time to time with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc. Kayleigh M. Painter, kmpainter@dollartree.com Manager, Investor & Media Relations www.DollarTree.com DLTR-G